INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
     COMPUTATION OF EARNINGS PER SHARE



                                                               YEAR ENDED
                                                               DECEMBER 31,
                                               -------------------------------
                                               1994          1995         1996
                                               ----          ----         ----
     PRIMARY (3)
     Weighted average shares outstanding
       during the period                     16,661        16,381       16,215
     Shares issued upon assumed exercise
      of stock options and warrants, less
      amounts assumed repurchased under
      treasury stock method(1)                   78                        296
                                            -------       -------       ------

     Total common shares and common
      shares equivalents                     16,739        16,381       16,511

     Net income (loss)                      $14,224       ($6,610)      $1,849
                                            =======       =======       ======

     Primary per share amount                 $0.85        ($0.40)       $0.11
                                            =======       =======       ======

     FULLY DILUTED (2), (3)
     Total common shares and common
      share equivalents                      16,739        16,381       16,511
     Additional shares issued upon
        assumed exercise of stock
        options and warrants,
        less amounts assumed
        repurchased under treasury
        stock method(1)                                                    445
                                            -------       -------       ------

     Total                                   16,739         16,381      16,956
                                            =======       =======       ======

     Net income (loss)                      $14,224       ($6,610)      $1,849
                                            =======       =======       ======

     Fully diluted per share amount           $0.85        ($0.40)       $0.11
                                            =======       =======       ======


     (1) Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrants, APB Opinion
          No. 15, paragraph 36. The options and warrants are antidilutive in 1995 and are not included in the calculation.

     (2) This calculation is submitted in accordance with 17 CFR 229.601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

     (3) Weighted average share and dollar amounts, except per share amounts, are stated in thousands.